Exhibit 99.1

METROMILE OPERATING COMPANY

Report of Independent Auditors

The Board of Directors and Stockholders of

Metromile Operating Company.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Metromile Operating Company (and subsidiaries) (the “Company”), as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Francisco, CA

March 30, 2021

We have served as the Company’s auditor since 2016

METROMILE OPERATING COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2019	2020
Assets
Investments
Marketable securities	$9,352	$-
Marketable securities - restricted	36,963	24,651
Total investments	46,315	24,651
Cash and cash equivalents	18,687	19,150
Restricted cash and cash equivalents	24,200	31,038
Receivable for securities	225	-
Premiums receivable	16,602	16,329
Accounts receivable	5,590	4,999
Reinsurance recoverable on paid loss	12,541	8,475
Reinsurance recoverable on unpaid loss	28,837	33,941
Prepaid reinsurance premium	12,904	13,668
Prepaid expenses and other assets	8,621	7,059
Deferred transaction costs	-	3,581
Deferred policy acquisition costs, net	1,421	656
Telematics devices, improvements and equipment, net	10,570	12,716
Website and software development costs, net	16,481	18,401
Intangible assets	7,500	7,500
Total assets	$210,494	$202,164

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Loss and loss adjustment expense reserves	$52,222	$57,093
Ceded reinsurance premium payable	36,864	27,000
Payable to carriers - premiums and LAE, net	2,553	849
Unearned premium reserve	15,171	16,070
Deferred revenue	5,200	5,817
Accounts payable and accrued expenses	5,911	8,222
Note payable	24,102	51,934
Deferred tax liability	84	-
Warrant liability	1,738	83,652
Other liabilities	5,189	8,554
Total liabilities	149,034	259,191

Commitments and contingencies (Note 11)
Convertible preferred stock, $0.0001 par value; 77,497,580, and 88,406,871 shares authorized as of December 31, 2019, and 2020, respectively; 67,728,286 shares issued and outstanding as of December 31, 2019 and 2020; liquidation preference of $302,397 as of December 31, 2019 and 2020	304,469	304,469

Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 96,000,000 and 110,000,000 shares authorized as of December 31, 2019 and 2020, respectively; 8,730,377 and 8,855,395 shares issued and outstanding as of December 31, 2019 and 2020	1	1
Accumulated paid-in capital	3,816	5,482
Note receivable from executive	(408)	(415)
Accumulated other comprehensive gain/(loss)	60	11
Accumulated deficit	(246,478)	(366,575)
Total stockholders’ deficit	(243,009)	(361,496)

Total liabilities, convertible preferred stock and stockholders’deficit	$210,494	$202,164

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2019	2020
Revenue
Premiums earned, net	$23,807	$12,464
Investment income	1,898	523
Other revenue	27,050	22,077
Total revenue	52,755	35,064
Costs and expenses
Losses and loss adjustment expenses	30,758	21,208
Policy servicing expense and other	16,297	16,813
Sales, marketing and other acquisition costs	23,954	5,483
Research and development	9,055	8,211
Amortization of capitalized software	10,648	11,188
Other operating expenses	18,896	16,981
Total costs and expenses	109,608	79,884
Loss from operations	(56,853)	(44,820)
Other expense
Interest expense	247	6,067
Increase in fair value of stock warrant liability	92	69,294
Total other expense	339	75,361
Net loss before taxes	(57,192)	(120,181)
Income tax provision/(benefit)	37	(84)
Net loss after taxes	$(57,229)	$(120,097)
Net loss per share, basic and diluted	$(6.85)	$(13.72)
Weighted-average shares used in computing basic and diluted net loss per share	8,359,973	8,755,116

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended December 31,
	2019	2020
Net loss	$(57,229)	$(120,097)
Unrealized net gain (loss) on marketable securities	61	(49)
Total comprehensive loss	$(57,168)	$(120,146)

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Convertible Preferred Stock		Common Stock			Note	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	APIC	Receivable	Income	Deficit	Total
Balances as of December 31, 2018	67,728,286	$304,469	7,942,833	$1	$1,030	$(387)	$(1)	$(189,249)	$(188,606)
Vested portion of common stock options	-	-	787,544	-	1,359	-	-	-	1,359
Stock-based compensation	-	-	-	-	1,427	-	-	-	1,427
Interest on stock purchase promissory note	-	-	-	-	-	(21)	-	-	(21)
Unrealized net gain on marketable securities	-	-	-	-	-	-	61	-	61
Net loss	-	-	-	-	-	-	-	(57,229)	(57,229)
Balances as of December 31, 2019	67,728,286	$304,469	8,730,377	$1	$3,816	$(408)	$60	$(246,478)	$(243,009)
Vested portion of common stock options	-	-	125,018	-	209	-	-	-	209
Stock-based compensation	-	-	-	-	1,457	-	-	-	1,457
Interest on stock purchase promissory note	-	-	-	-	-	(7)	-	-	(7)
Unrealized net loss on marketable securities	-	-	-	-	-	-	(49)	-	(49)
Net loss	-	-	-	-	-	-	-	(120,097)	(120,097)
Balances as of December 31, 2020	67,728,286	$304,469	8,855,395	$1	$5,482	$(415)	$11	$(366,575)	$(361,496)

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2020
Cash flows from operating activities:
Net loss	$(57,229)	$(120,097)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	15,651	17,004
Stock-based compensation	1,427	1,457
Change in fair value of warrant liability	92	69,294
Telematic devices unreturned	989	682
Amortization of debt issuance costs	30	687
Noncash interest and other (expense)/income	(181)	1,136
Changes in operating assets and liabilities
Premiums receivable	(1,041)	273
Accounts receivable	64	591
Reinsurance recoverable on paid loss	(5,017)	4,066
Reinsurance recoverable on unpaid loss	(11,194)	(5,104)
Prepaid reinsurance premium	(4,070)	(764)
Prepaid expenses and other assets	(3,984)	2,920
Deferred transaction costs	-	(3,581)
Deferred policy acquisition costs, net	(1,508)	(976)
Accounts payable and accrued expenses	484	2,119
Ceded reinsurance premium payable	13,821	(9,864)
Loss and loss adjustment expense reserves	11,037	4,871
Payable to carriers - premiums and LAE, net	(435)	(1,704)
Unearned premium reserve	1,042	899
Deferred revenue	4,400	617
Deferred tax liability	37	(84)
Other liabilities	4,844	3,365
Net cash used in operating activities	(30,741)	(32,193)
Cash flows from investing activities:
Purchases of telematics devices, improvements, and equipment	(7,970)	(6,903)
Payments relating to capitalized website and software development costs	(12,167)	(13,108)
Purchase of securities	(204,044)	(26,646)
Sales and maturities of marketable securities	160,893	48,462
Net cash (used in) provided by investing activities	(63,288)	1,805
Cash flow from financing activities:
Proceeds from notes payable	24,441	37,480
Payment on notes payable	(1,653)	-
Repurchase of unvested common stock options	(22)	-
Proceeds from exercise of common stock options and warrants	1,343	209
Net cash provided by financing activities	24,109	37,689
Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(69,920)	7,301
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	112,807	42,887
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$42,887	$50,188
Supplemental cash flow data:
Cash paid for interest	$212	$2,797
Non-cash investing and financing transactions:
Purchases of telematics devices, improvements and equipment included in accounts payable at year end	$1	$-
Capitalized stock-based compensation	$400	$522
Preferred stock warrant issued in conjunction with note payable	$499	$12,620
Reclassification of liability to equity for vesting of stock options	$38	$-

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation

Description of Business

Metromile Operating Company (“Metromile”) was incorporated in the State of Delaware on January 14, 2011 as Fair Auto, Inc. and changed its name to MetroMile, Inc. in May 2012 and to Metromile Operating Company in February 2021. Metromile, through its wholly owned subsidiary, Metromile Insurance Services LLC (the “GA Subsidiary”), sells pay-per-mile auto insurance to consumers in eight states: California, Washington, Oregon, Illinois, Pennsylvania, Virginia, New Jersey, and Arizona. Metromile has a wholly owned subsidiary, Metromile Insurance Company (the “Insurance Company”), which focuses on property and casualty insurance. In January 2019, Metromile formed Metromile Enterprise Solutions, LLC (“Enterprise”), a wholly owned subsidiary, which focuses on selling its insurance solution technology to third party customers. Metromile, the GA Subsidiary, the Insurance Company, and Enterprise collectively are referred to as the “Company.”

The Insurance Company provides automobile insurance to customers with premiums based on a flat rate plus an adjustable rate based on actual miles driven. To record miles driven, the GA Subsidiary may provide drivers with a telematics device, the Metromile Pulse, which plugs into a car’s on-board diagnostic system to capture mileage.

The GA Subsidiary acts as a full-service insurance General Agent (“GA”). As a full-service GA, the subsidiary provides all policy pricing, binding, and servicing (payments and customer service) for the policyholders. Until late 2016, the GA Subsidiary underwriting carrier was National General Insurance (“NGI”) and its related carriers. The GA Subsidiary began transitioning NGI-issued policies upon renewal in late 2016 to the Insurance Company and has only a small number of policies with NGI as of December 31, 2020. The GA Subsidiary is the sole agent for the Insurance Company.

NGI handles claims for the GA Subsidiary’s policies underwritten by NGI and its related carriers, for which it pays NGI a fee for the loss adjustment expense (“LAE”). NGI bears the risk of loss under these policies. Accordingly, the Company has no exposure to claims that would require an accrual for those NGI-related losses.

The Insurance Company bears risk of loss under all insurance policies it underwrites. The financial statements include reserves for future claims based on actuarial estimates for the Insurance Company. The Loss and LAE reserves as of December 31, 2019 and 2020 were $52.2 million and $57.1 million, respectively.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. of America (“GAAP”) and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). References to the Accounting Standard Codification (“ASC”) and Accounting Standard Updates (“ASU”) included hereinafter refer to the Accounting Standards Codification and Updates established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative GAAP. The consolidated financial statements include the accounts of Metromile, Inc. and its subsidiaries, all of which are wholly owned. All intercompany accounts and transactions have been eliminated in consolidation.

Liquidity and Capital Resources

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has had recurring losses and an accumulated deficit since its inception, related primarily to the development of its website, technology, customer acquisition, insurance losses and other operations. The Company obtained additional funding of $310 million in 2021 to support its ongoing operations and fund future growth of the Company. Management has concluded that substantial doubt regarding the Company’s ability to continue as a going concern for the period January 2021 through March 2022 has been alleviated based upon the recent funding and future operational improvement plans.

In the first quarter of 2020, the global pandemic caused by COVID-19 breached the U.S. and resulted in Shelter-In-Place orders across the country and insurance department bulletins limiting the actions that insurance carriers may take and reducing the amount of premiums that will be promptly received in the short term. These factors resulted in a significant decline in both revenues and losses of the Insurance Company. In addition, in response to these events, the Company performed a reduction in force of 125 employees to further align costs with revenue and to extend the current capital runway. The Company will continue to monitor the situation closely, but given the uncertainty about the duration or magnitude of the pandemic, management cannot estimate the impact on its financial condition, operations, and workforce.

Revision to Previously Issued Financial Statements

The Company has made revisions to the table in Note 16, Segment and Geographic Information, which presents a reconciliation of the Company’s total reportable segments’ contributions to its total loss from operations .To reflect proper classification of certain income and expense amounts $1.9 million was reclassified from Policy services expenses and other to Other income within the reconciliation presented for the year ended December 31, 2019. The revisions had no effect on total liabilities, stockholders’ deficit or net loss after taxes as previously reported.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The Company’s principal estimates include unpaid losses and LAE reserves; the fair value of investments; the fair value of share-based awards; the fair value of the warrant liability; premium refunds to policyholders; reinsurance recoverable on unpaid loss; and the valuation allowance for income taxes. Because of uncertainties associated with estimating the amounts, timing and likelihood of possible outcomes, actual results could differ materially from these estimates.

Revenue Recognition

Insurance Services

The Company’s insurance services are accounted for in accordance with Topic 944, Insurance. Policies are written for six-month terms and are considered short-duration contracts for the purposes of accounting under U.S. GAAP. The premium for the policies provides for a base rate per month for the entire policy term, plus a per-mile rate multiplied by the mileage driven each day (based on data from the telematics device subject to a daily maximum). Upon the binding of the policy, the customer pays at least the first month’s base rate and then is billed monthly in arrears for the mileage-based premium portion of the policy plus each subsequent month’s base rate not otherwise prepaid upon binding of the policy. Base premiums are recognized ratably over the policy term and mileage-based premiums are recognized monthly as incurred. All earned premiums are presented net of bad debt expense in the Company’s consolidated statement of operations.

Investment Income

Investment income is recorded as earned. Investment income consists primarily of interest on the Company’s highly liquid fixed income securities and is recognized on an accrual basis.

Other Revenue

Other revenue principally consists of enterprise revenue discussed below, reinsurance profit commissions based on performance of the ceded business, commission on NGI policies, and revenue related to policy acquisition costs as part of the reinsurance arrangement as described in Note 9, Reinsurance.

The commission on NGI policies is recognized on a net basis and was insignificant in the periods presented. The revenue related to the acquisition costs for policies newly ceded to the reinsurers is recognized as the policies become part of the reinsurance arrangement. No amounts are due back to the reinsurers should a ceded policy cancel after entering the reinsurance arrangement.

Enterprise services are accounted for by applying the requirements of Topic 606, Revenue from Contracts with Customers. Topic 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, references to Topic 606 used herein refer to both Topic 606 and Subtopic 340-40.

The Company accounts for revenue contracts with customers by applying the requirements of Topic 606, which includes the following steps:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company has developed technologies intended for internal use to service their insurance business and through its enterprise services started offering these products and services to third party customers during the year ended December 31, 2019. The Company also has referral agreements with third party carriers and ad exchange agreements whereby the Company can receive consideration for such services. As such, the Company has three categories of revenue agreements that are included within the scope of Topic 606: 1) subscription and professional services agreements, 2) referral agreements, and 3) ad exchange agreements. For the periods presented, the Company’s revenues from referral and ad exchange agreements have not been significant.

The Company’s technology agreements include software subscription-as-a-service (“SaaS”) which provides the customer with the right to access the Company’s core software via a hosted solution. Customers who purchase the SaaS service also receive technical support and access to updates and upgrades. The Company’s performance obligations related to its SaaS offering is a stand-ready obligation to provide the customer with continuous access to the hosted service as well as to provide updates/upgrades and technical support. Access to the platform represents a series of distinct services as the Company continually provides access to, and fulfills its obligation to, the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably because the customer receives and consumes the benefits of the platform throughout the contract period.

During the year ended December 31, 2020, the Company sold a perpetual license for its software. Revenue for this license was recognized up-front upon delivery of the software license.

In addition, the Company offers customization and implementation services for customers. Customization services are provided when a customer requests the development of a specific feature and/or functionality that is not currently present within the solution as of the date of execution of the agreement. Implementation services include installation, custom builds, data migration, integration to other application programming interfaces, and training of customer personnel. Both customization and implementation services are priced based on mutual negotiation and subject to Company approvals. Occasionally, these services are offered at a discount or included as a bundle with pricing for the software or SaaS products. These services are not considered to represent distinct performance obligations and when present are combined with the overall subscription service. Revenue recognition begins when all services have been completed and are made available to customers.

Deferred Contract Acquisition Costs

Prior to the adoption of Topic 606 on January 1, 2019, sales commissions associated with the Company’s technology agreements were not deferred and expensed as incurred. Under Topic 606, the Company recognizes an asset for the incremental costs of obtaining a contract with a customer if the entity expects to recover such costs. Sales commissions are considered incremental and recoverable costs of obtaining a contract with a customer. Contract acquisition costs are accrued and capitalized upon execution of the sales contract by the customer. The Company allocates commission costs to the performance obligations in an arrangement consistent with the allocation of the transaction price. The portion of these costs that are attributed to performance obligations delivered over time are capitalized and recorded in prepaid expense and other current assets on the Company’s consolidated balance sheet.

Deferred contract costs on the Company’s consolidated balance sheets were approximately $0.2 million as of December 31, 2019 and 2020. Amortization expense related to deferred contract costs through the years ended December 31, 2019 and 2020 was not significant. There was no impairment loss in relation to the costs capitalized for the periods presented.

Deferred Revenue

The deferred revenue balance consists of subscription and professional services for the Company’s technology agreements which have been invoiced in advance of when the revenue recognition criteria are met. The Company’s subscription contracts are typically invoiced to its customers at the beginning of the term, or in some instances, such as in multi-year arrangements, in annual installments. Accordingly, the Company’s deferred revenue balance does not include revenues for future years of multi-year non-cancellable contracts that have not yet been billed.

The Company recognizes subscription revenue ratably over the contract term beginning on the date that services are made available to customers, which may be after the contract commencement date if additional customization or implementation services are required to make the subscription service available to customers. On the contract commencement date, the Company records amounts due in accounts receivable and in deferred revenue. To the extent the Company bills customers in advance of the contract commencement date, the accounts receivable and corresponding deferred revenue amounts are netted to zero on the consolidated balance sheets, unless such amounts have been paid as of the balance sheet date.

The Company recognized $0.8 million and $2.3 million of revenue during the years ended December 31, 2019, and 2020, respectively, that was included in the deferred revenue balances at the beginning of the respective years.

Remaining Performance Obligations

Remaining performance obligations represent contracted revenues that are non-cancellable and have not yet been recognized due to unsatisfied or partially satisfied performance obligations. This includes deferred revenues and amounts that will be invoiced and recognized as revenues in future periods. As of December 31, 2019 and 2020, future estimated revenue related to performance obligations for subscriptions with terms of more than one year that are unsatisfied or partially unsatisfied at the end of the reporting periods was approximately $19.6 million and $17.2 million, respectively. As of December 31, 2019 and December 31, 2020 the Company expects to recognize revenue on approximately 40% and 51% of these unsatisfied performance obligations, respectively over the following 24 months and the remainder thereafter.

Losses and Loss Adjustment Expenses and Loss and Loss Adjustment Expenses Reserves

The Insurance Company’s losses and LAE are presented net of any reinsurance and charged to income as incurred. The liabilities for unpaid losses and LAE represent the estimated liabilities for reported claims, claims incurred but not yet reported, and the related LAE. Losses and loss adjustment expenses also includes the LAE related to NGI as well as LAE incurred directly, including claims personnel and related expenses, compensation related to customer experience, depreciation on telematics devices, packaging and postage for shipping devices to customers, fulfillment service center costs, and third-party web-hosting costs.

Liability for unpaid losses and LAE for policies underwritten by the Insurance Company represents management’s best estimate of the ultimate net cost of all reported and unreported losses incurred during the years ended December 31, 2019 and 2020. The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses. Estimated reserves are computed in accordance with accepted actuarial standards and principles. Several different actuarial approaches are considered, and reserve estimates may rely on a single or multiple techniques, depending on the appropriateness of the technique in a given situation. One branch of techniques that is frequently relied upon belongs to chain ladder methods in which data is aggregated into appropriate accident periods (when a claim occurred) and historical loss patterns are applied to actual paid losses and reported losses (paid losses plus individual case reserves as established by claim adjusters).

The chain ladder method uses a ratio of losses from consecutive periods to calculate a development factor amongst various accident periods at similar maturities. An age-to-age factor is the expected development for future accident periods at a similar maturity. This is judgmentally selected based on a variety of inputs including, but not limited to, industry trends, company-specific trends, changes in claims handling practices, and changes in judicial environment and other external influences. Age-to-age factors are then multiplied and applied to the known losses to estimate the ultimate loss. The primary assumption of this approach is that historical development patterns are predictive of how current and future accident periods will develop. Modifications and variations of this approach can be made to better address certain issues that may arise, such as a sudden change in claim reserving process from claim adjusters, changes in payment and closure rate of claims, and external factors. Large losses, severe weather events, and other catastrophic events may significantly increase the variance of development patterns. These may be capped or excluded in the data and analyzed separately.

The use of these methods on paid data as opposed to reported data has both benefits and drawbacks. For a sufficiently large dataset, paid data tends to be more stable, but may finalize later, creating additional uncertainty and potential to both over- and under-estimate reserves. For newer, immature accident periods, approaches using paid data may create very volatile estimates as a relatively small amount has been paid, which is then multiplied by a large multiplier from the age-to-age factors as described above. Reported data includes payments made to date as well as the best estimate from claim adjusters of future payments. The claim adjusters are able to review each claim and incorporate facts about each individual event to estimate losses on a claim-by-claim basis. Reported data tends to require less future development than paid data, which decreases the potential variance from the ultimate amount to be paid for a claim. It may however be influenced by changes in claims reserving and settlement practices, which need to be accounted for when using historical data to predict future liabilities.

The estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the reserves for losses and LAE are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in the current year’s operations. Salvage and subrogation recoverables are estimated using the case basis method or historical statistics. Salvage and subrogation estimated recoverables are deducted from the liability for unpaid losses and LAE.

Reinsurance

The Company enters into ceded reinsurance contracts to protect its business from losses due to concentration of risk and to manage its operating leverage ratios. The Company has entered into quota-share reinsurance agreements with reinsurers under which risks are covered on a pro-rata basis for all policies underwritten by the Insurance Company. Premiums ceded to reinsurers are reported as a reduction of premiums written, and expenses incurred in connection with ceded policies have been accounted for as a reduction of the Company’s related deferred policy acquisition costs.

The Company is exposed to credit risk from reinsurance recoverables and prepaid reinsurance premiums, which is mitigated by using a trust account.

Cash, Cash Equivalents and Restricted Cash

For purposes of the consolidated financial statements, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company’s operating cash is held in an overnight sweep account. The Company’s cash is maintained in checking accounts, money market funds, and other highly liquid fixed income investments.

Certain of the Company’s cash accounts are restricted. The Company holds certificates of deposits as collateral on its letters of credit in conjunction with its office leases and corporate credit cards. As part of the Company’s debt arrangement, a certain cash minimum must be maintained in a separate bank account as part of the debt covenants. The Company also collects insurance policy premiums that it holds in a segregated account for transmittal to the applicable underwriting carrier or for the benefit of policyholders for insurance-related claims. Cash held by the Insurance Company is restricted for use by the Insurance Company for the benefit of its policyholders.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk, to the extent of the amounts recorded on the consolidated balance sheets, consist principally of cash and marketable securities. The Company, at times, maintains cash balances with its primary bank in excess of Federal Deposit Insurance Corporation limits. The Company places its cash and cash equivalents with financial institutions with high credit standing. The Company places its excess cash in marketable investment grade securities. There are no significant concentrations in any one issuer of debt securities.

The ceding of insurance does not legally discharge the Company from its primary liability for the full amount of the policy coverage, and therefore the Company will be required to pay the loss and bear collection risk if the reinsurer fails to meet its obligations under the reinsurance agreement. To minimize exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.

The Company did not have any customers whose revenue or account receivable balance individually represented 10% or more of the Company’s total revenues or accounts receivable, respectively, during the years presented. However, one customer made up 99.8% of the Company’s Enterprise business solutions segment revenue (see Note 16, Segment and Geographic Information).

Marketable Securities

The Company classifies marketable investment securities as available-for-sale. Interest income and dividends on securities are recognized in income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to interest income using the interest method. These securities are reported at their estimated fair value with unrealized gains and losses reported as a separate component of comprehensive income in stockholders’ deficit and classified into unrestricted and restricted marketable securities. Purchases and sales of investments are recorded on a trade date basis. Realized gains and losses are determined based on the specific identification method. Certain marketable securities are restricted as they are held by the Insurance Company and are either pledged as statutory deposits for state licenses or restricted as to the distribution of the assets of the Insurance Company under the regulations of the State of Delaware.

Telematics Devices, Improvements, and Equipment, Net

Telematics devices, improvements, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally estimated to be three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

Website and Software Development Costs, Net

Costs related to the planning and post-implementation phases of the Company’s website and software development efforts are recorded as an operating expense. Direct costs incurred in the development phase of major development efforts and upgrades are capitalized and amortized using the straight-line method over an estimated useful life, generally estimated to be three years.

Deferred Policy Acquisition Costs (“DPAC”)

The Company defers sales commissions and expenses, marketing and underwriting costs, net of reinsurance ceding commission, directly relating to the successful acquisition of policies that the GA Subsidiary binds, and costs related to written premiums to the extent they are considered recoverable. These costs are then expensed over the customer’s policy term including estimated renewal periods. The method followed to determine the deferred policy acquisition costs limits the deferral to its realizable value by considering estimated future claims and expenses to be incurred as premiums are earned. Changes in estimates, if any, are recorded in the accounting period in which changes are determined.

When anticipated losses, LAE, commissions, and other policy acquisition costs exceed recorded unearned premium, any future premiums on existing policies, and anticipated investment income on existing policies, a premium deficiency reserve is recognized by recording a reduction to DPAC with a corresponding charge to operations. The Company does not include anticipated investment income as a factor in the premium deficiency calculations. The Company concluded that no premium deficiency adjustments were necessary through December 31, 2019 and 2020.

Any excess ceding commissions over and above the portion that represents a recovery of deferred policy acquisition costs is recorded as a deferred liability and amortized over the same period in which the related premiums are earned.

Impairment of Long-Lived Assets

The Company evaluates the carrying amount of its long-lived assets, primarily telematics devices, improvements, equipment, website and software development costs, and policy acquisition costs for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses recoverability using undiscounted cash flows attributed to that asset. If impairment has occurred, any excess of the carrying value over the fair value is recorded as a loss. No impairment occurred during the years presented.

Indefinite-lived intangible assets, such as the Company’s insurance licenses included as intangible assets on the accompanying consolidated balance sheet, are subject to annual impairment testing. On an annual basis or more frequently if a triggering event occurs, the fair value of indefinite-lived intangible assets are evaluated to determine if an impairment charge is required.

Warrants Exercisable for Preferred and Common Stock

The Company generally accounts for warrants to purchase common stock as a component of equity at its issued cost unless the warrants include a conditional obligation to issue a variable number of shares or there is a deemed possibility that the Company may need to settle the warrants in cash. For warrants issued with a conditional obligation to issue a variable number of shares or the deemed possibility of a cash settlement, the Company records the fair value of the warrants as a liability at each balance sheet date. The warrant liability is subsequently marked to estimated fair value at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Freestanding warrants issued by the Company to purchase shares of its convertible preferred stock are classified as liabilities on the consolidated balance sheets and are measured at their estimated fair value, as the underlying convertible preferred stock is considered contingently redeemable. The initial liability recorded is adjusted for changes in fair value at each reporting date with an offsetting entry recorded as a component of other income, net in the accompanying consolidated statements of operations. The liability will continue to be adjusted for changes in fair value until the earlier of the exercise date or the conversion of the underlying convertible preferred stock into common stock, at which time the convertible preferred stock warrants will convert to common stock warrants, and the liability will be reclassified to stockholders’ deficit.

The Company estimates the fair value of these warrants at the respective dates using the Black-Scholes option valuation model based on the estimated fair value of the underlying common stock or convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividends, and the expected volatility of the price of the underlying convertible preferred stock. These estimates, especially the market value of the underlying common stock or convertible preferred stock and the related expected volatility, are highly judgmental and could differ materially in the future.

Stock-Based Compensation

Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. The expense recorded is based on awards ultimately expected to vest and, therefore, is reduced by estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company calculates the fair value of options using the Black-Scholes option pricing model and recognizes expense using the straight-line attribution approach. Awards with performance conditions and no service conditions are expensed when the performance condition is deemed probable of being achieved and is based on the fair value of the award at that time.

Advertising Expenses

The Company expenses advertising costs as incurred. Advertising costs were approximately $18.6 million, and $7.2 million in the years ended December 31, 2019, and 2020, respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

All tax years remain open and subject to federal and state examination.

Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of its redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options and redeemable convertible preferred stock. As the Company has reported losses for the years presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Recently Adopted Accounting Pronouncements

The Company adopted the following accounting standards during the year ended December 31, 2020:

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The guidance will be effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted this standard effective January 1, 2020. The adoption of this standard did not have a material impact to the Company’s results of operations for the year ended December 31, 2020.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), to improve the effectiveness of disclosures in the note to the financial statements by facilitating clear communication of the information required by generally accepted accounting principles. The adoption of ASU 2018-13 is effective for the Company beginning January 1, 2020. The adoption of this standard did not have a material impact to the Company’s results of operations for the year ended December 31, 2020.

Recent Issued Accounting Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. The standard will be effective beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), intended to improve the timing, and enhance the accounting and disclosure, of credit losses on financial assets. This update modified the existing accounting guidance related to the impairment evaluation for available-for-sale debt securities, reinsurance recoverables, and premiums receivables and could result in the creation of an allowance for credit losses as a contra asset account. The ASU requires a cumulative-effect change to retained earnings in the period of adoption and prospective changes on previously recorded impairments, to the extent applicable. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating this new standard and believes that it will not have a material impact on the Company’s consolidated financial statements with its current investment portfolio.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions to contract modifications and hedging relationships that reference LIBOR or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

2. Fair Value of Financial Instruments

Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash and Cash Equivalents

The Company’s cash and cash equivalents are demand and money market accounts and other highly liquid investments with an original maturity of three months or less. Demand and money market accounts are at stated values. Fair values for other cash equivalents are classified as Level 1 or Level 2 and are based upon appropriate valuation methodology.

Marketable Securities — Available-for-sale

The Company classifies highly liquid money market funds, U.S. Treasury bonds and certificates of deposit within Level 1 of the fair value hierarchy because they are valued based on quoted market prices in active markets and upon models that take into consideration such market-based factors as recent sales, risk-free yield curves, and prices of similarly rated bonds. Commercial paper, corporate bonds, corporate debt securities, repurchase agreements, and asset backed securities are classified within Level 2 because they are valued using inputs other than quoted prices that are directly or indirectly observable in the market, including readily available pricing sources for the identical underlying security which may not be actively traded. The Company did not hold any securities classified within Level 3 as of December 31, 2019 and 2020.

Assets measured on a recurring basis at fair value, primarily related to marketable securities, included in the consolidated balance sheets as of December 31, 2019 and 2020 (in thousands):

	Fair Value Measurement at December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market accounts	$5,275	$-	$-	$5,275
Total cash equivalents	5,275	-	-	5,275

Restricted cash equivalents
Money market accounts	1,896	-	-	1,896
Repurchase agreements	-	2,000	-	2,000
Certificates of deposits	3,771	-	-	3,771
Total restricted cash equivalents	5,667	2,000	-	7,667

Marketable securities
Corporate debt securities	-	7,852	-	7,852
Asset backed securities	-	1,500	-	1,500
Total marketable securities	-	9,352	-	9,352

Marketable securities - restricted
Corporate debt securities	-	12,505	-	12,505
U.S. treasury securities	10,627	1,055	-	11,682
Commercial paper	-	6,273	-	6,273
Asset backed securities	-	6,503	-	6,503
Total marketable securities - restricted	$10,627	$26,336	$-	$36,963

	Fair Value Measurement at December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market accounts	$6,771	$-	$-	$6,771
Total cash equivalents	6,771	-	-	6,771

Restricted cash equivalents
Money market accounts	6,201	-	-	6,201
Certificates of deposits	3,331	-	-	3,331
Total restricted cash equivalents	9,532	-	-	9,532

Marketable securities - restricted
Corporate debt securities	-	5,955	-	5,955
U.S. treasury securities	6,994	-	-	6,994
Commercial paper	-	8,791	-	8,791
Asset backed securities	-	2,911	-	2,911
Total marketable securities - restricted	$6,994	$17,657	$-	$24,651

Warrants

The Company estimated the fair value of warrants exercisable for convertible preferred stock measured at fair value on a recurring basis at the respective dates using the Black-Scholes option valuation model, based on the estimated fair value of the underlying convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, the risk-free interest rates, the expected dividends, and the expected volatility of the price of the underlying stock using guideline companies for reference. These estimates, especially the market value of the underlying stock and the related expected volatility, are highly judgmental and could differ materially in the future.

There were no changes in the valuation techniques during the periods presented. The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date and as such are classified as Level 3 liabilities.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 liabilities for the years ended December 31, 2019 and 2020 (in thousands):

Balance at December 31, 2018	$1,147
Issuance of warrant on Series E convertible preferred stock	499
Increase in fair value of warrant	92
Balance at December 31, 2019	1,738
Issuance of warrant on Series E convertible preferred stock	12,620
Increase in fair value of warrant	69,294
Balance at December 31, 2020	$83,652

The fair value of the convertible preferred stock warrants was determined using the Black-Scholes option valuation model using the following assumptions for values as of December 31, 2019 and 2020:

	Estimated
	Fair Value of
	Warrants
	as of				Risk-Free	Expected
	December 31,	Exercise	Dividend		Interest	Term
	2019	Price	Yield	Volatility	Rate	(in Years)
Series A	$972	$0.6000	0%	66.00%	1.60%	2.42
Series C	$127	$4.3857	0%	44.00%	1.60%	2.33
Series D	$140	$5.1549	0%	40.00%	1.59%	1.42
Series E	$499	$6.3867	0%	34.00%	1.62%	3.13

	Estimated
	Fair Value of
	Warrants
	as of				Risk-Free	Expected
	December 31,	Exercise	Dividend		Interest	Term
	2020	Price	Yield	Volatility	Rate	(in Years)
Series A	$4,459	$0.6000	0%	63.00%	0.27%	0.46
Series C	$883	$4.3857	0%	61.00%	0.27%	0.46
Series D	$1,163	$5.1549	0%	61.00%	0.09%	0.46
Series E	$3,763	$6.3867	0%	60.00%	0.58%	0.46
Series E	$73,162	$6.3867	0%	60.00%	0.09%	0.46
Series E	$222	$8.7900	0%	60.00%	0.09%	0.46

Through December 31, 2019 and 2020, there were no transfers to or from any Level. The carrying amounts of accounts payable, accrued expenses, notes payable, and convertible debt approximate their fair values because of the relatively short periods until they mature or are required to be settled.

3. Marketable Securities

The Company has investments in certain debt securities that have been classified as available-for-sale and recorded at fair value. These investments are included in both assets for securities with a maturity of one-year or less and assets for securities with a maturity of more than one-year. These securities are held in the Insurance Company and shown as restricted given that the transfer of these assets is subject to the approval of the state regulators. As of December 31, 2019 and 2020, deposits with various states consisted of bonds with carrying values of $4.6 million and $4.9 million, respectively.

When evaluating an investment for other-than-temporary impairment, the Company reviews factors such as the length of time and extent to which fair value has been below its cost basis, the financial condition of the issuer and any changes thereto, changes in market interest rates and the Company’s intent to sell, or whether it is more likely than not it will be required to sell the investment before recovery of the investment’s cost basis. As of December 31, 2019 and 2020, the Company does not consider any of its investments to be other-than-temporarily impaired. Unrealized gains and losses arising from the revaluation of available-for-sale securities are included in the consolidated statements of other comprehensive loss. Realized gains and losses on sales of investments are generally determined using the specific identification method and are included in the consolidated statements of operations.

The cost basis and fair value of available-for-sale securities as of December 31, 2019 and 2020 are presented below (in thousands):

	As of December 31, 2019
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gain	Loss	Fair Value
Marketable securities
Corporate debt securities	$7,848	$4	$-	$7,852
Asset backed securities	1,499	1	-	1,500
Total marketable securities	$9,347	$5	$-	$9,352

Marketable securities - restricted
Corporate debt securities	$12,481	$24	$-	$12,505
U.S. treasury securities	11,659	23	-	11,682
Commercial paper	6,273	-	-	6,273
Asset backed securities	6,495	8	-	6,503
Total marketable securities - restricted	$36,908	$55	$-	$36,963

	As of December 31, 2020
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gain	Loss	Fair Value
Marketable securities - restricted
Corporate debt securities	$5,938	$17	$-	$5,955
U.S. treasury securities	6,994	-	-	6,994
Commercial paper	8,791	-	-	8,791
Asset backed securities	2,911	-	-	2,911
Total marketable securities - restricted	$24,634	$17	$-	$24,651

The amortized cost and estimated fair value of marketable securities as of December 31, 2019 and 2020 are shown below by contractual maturity (in thousands):

	As of December 31, 2019
	Amortized	Estimated
	Cost	Fair Value
Due within one year	$44,057	$44,105
Due between one to five years	2,198	2,210
	$46,255	$46,315

	As of December 31, 2020
	Amortized	Estimated
	Cost	Fair Value
Due within one year	$21,603	$21,629
Due between one to five years	3,031	3,022
	$24,634	$24,651

4. Telematics Devices, Improvements, and Equipment, Net

Telematics devices, improvements, and equipment consist of the following (in thousands):

	December 31,
	2019	2020
Telematics devices	$14,061	$14,018
Equipment	2,102	2,677
Leasehold improvements	2,785	7,324
Property and equipment, gross	18,948	24,019
Less accumulated depreciation and amortization	(8,378)	(11,303)
Telematics devices, improvements, and equipment, net	$10,570	$12,716

For the years ended December 31, 2019 and 2020, total depreciation and amortization expense was approximately $3.3 million, and $4.0 million respectively, included as part of policy servicing expense and other expense on the Company’s consolidated statements of operations.

The Company has one major vendor that supplies all telematics devices. The Company expects to maintain this relationship with the vendor for the foreseeable future. As of December 31, 2019 and 2020 , the Company had approximately 48,800 and 49,200 telematics devices available to send to policyholders, respectively.

5. Website and Software Development Costs, Net

Website and software development costs consist of the following (in thousands):

	December 31,
	2019	2020
Capitalized website and software development costs	$51,370	$64,478
Less accumulated amortization	(34,889)	(46,077)
Capitalized website and software development costs, net	$16,481	$18,401

For the years ended December 31, 2019 and 2020 total amortization expense was approximately $10.6 million and $11.2 million respectively. For the years ended December 31, 2019 and 2020 the net amount of capitalized website and software development costs written off was approximately $0.2 million and $0 respectively.

6. Deferred Policy Acquisition Costs, Net

DPAC consists of the following (in thousands):

	December 31,
	2019	2020
Deferred policy acquisition costs	$9,731	$10,511
Less deferred ceding commission	(1,242)	(1,202)
Less accumulated amortization	(7,068)	(8,653)
Deferred policy acquisition costs, net	$1,421	$656

For the years ended December 31, 2019 and 2020, total amortization expense was approximately $1.7 million and $1.5 million, respectively, included as part of sales, marketing and other acquisition costs on the Company’s consolidated statements of operations.

7. Intangible Assets

Intangible assets of $7.5 million as of December 31, 2019 and 2020, are primarily related to the state insurance licenses acquired in 2016. These intangibles carry an indefinite life and are evaluated at least annually for impairment. For the years ended December 31, 2019 and 2020, the Company did not record an impairment charge.

8. Loss and Loss Adjustment Expense Reserves

The following table provides a reconciliation of the beginning and ending reserve balances for losses and LAE, net of reinsurance recoverable, as of December 31, 2019 and 2020 (in thousands):

	December 31,
	2019	2020
Balance at January 1	$41,185	$52,222
Less reinsurance recoverable	(17,643)	(28,837)
Net balance at January 1	23,542	23,385

Incurred related to:
Current year	31,706	16,140
Prior years	(1,082)	4,793
Total incurred	30,622	20,933

Paid related to:
Current year	17,032	6,425
Prior years	13,747	14,741
Total paid	30,779	21,166

Net balance at end of period	23,385	23,152
Plus reinsurance recoverable	28,837	33,941
Balance at end of period	$52,222	$57,093

These reserve estimates are generally the result of ongoing analysis of recent loss development trends and emerging historical experience. Original estimates are increased or decreased as additional information becomes known regarding individual claims. In setting reserves, the Company reviewed its loss data to estimate expected loss development. Management believes that the use of sound actuarial methodology applied to its analyses of historical experience provides a reasonable estimate of future losses. However, actual future losses may differ from the Company’s estimates, and future events beyond the control of management, such as changes in law, judicial interpretations of law and inflation, may favorably or unfavorably impact the ultimate settlement of the Company’s losses and LAE.

The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends.

The estimation of unpaid losses and LAE reserves is based on existing factors at the date of estimation. Accordingly, future events may result in ultimate losses and LAE significantly varying from a reasonable provision as of the date of estimation. Unfavorable development of claims in future years could result in a significant negative impact on operations, stockholders’ surplus, and risk-based capital. Such development, if not offset by other increases in stockholders’ surplus, could result in the insurance departments of the state of domicile taking regulatory actions against the Company.

In 2019, the Company experienced favorable development on losses and LAE from prior accident years driven by lower-than-estimated severity of collision claims in 2018. In 2020, the Company experienced unfavorable development on losses and LAE from prior accident years as a result of adverse LAE development. The Company has not had any unfavorable prior year claim experience on retrospectively rated policies. However, the business to which the development relates is subject to premium adjustments.

The following is supplementary information about average historical claims duration as of December 31, 2020. Given the stage of the Insurance Company, historical data for claims is limited to five years.

Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	6	7	8	9	10
Automobile	47%	28%	11%	9%	3%

The following is information about incurred and paid claims development as of December 31, 2020, net of reinsurance, as well as cumulative claim frequency and the total of incurred-but-not-reported (“IBNR”) liabilities plus expected development on reported claims included within the net incurred claims amounts.

The information about incurred and paid claims development for the years ended December 31, 2011 to December 31, 2020, including claim frequency, is presented below. The Company tracks claim frequency by individual claimant (dollars in thousands).

	Automobile										As of December 31, 2020
	Incurred loss and loss adjustment expenses, net of reinsurance For the Years Ended December 31,										Total of IBNR Liabilities Plus Expected Development on Reported	Cumulative Number of Reported
Accident Year	2011*	2012*	2013*	2014*	2015*	2016*	2017*	2018*	2019*	2020	Claims	Claims
2011	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	-
2012			-	-	-	-	-	-	-	-	-	-
2013				-	-	-	-	-	-	-	-	-
2014					-	-	-	-	-	-	-	-
2015						-	-	-	-	-	-	-
2016						2,530	3,107	2,818	3,030	3,215	29	1,633
2017							34,309	36,244	36,326	37,529	793	29,121
2018								37,879	36,501	38,657	2,448	44,090
2019									31,705	32,954	5,220	51,016
2020										16,140	7,469	36,291
Total										$128,495

	Automobile
	Cumulative paid loss and loss adjustment expenses, net of reinsurance
	For the Years Ended December 31,
Accident Year	2011*	2012*	2013*	2014*	2015*	2016*	2017*	2018*	2019*	2020
2011	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
2012			-	-	-	-	-	-	-	-
2013				-	-	-	-	-	-	-
2014					-	-	-	-	-	-
2015						-	-	-	-	-
2016						1038	2,254	2,640	3,004	3,096
2017							21,246	29,988	33,987	36,121
2018								20,771	30,154	34,465
2019									17,032	25,235
2020										6,426
Total										105,343
All outstanding liabilities before 2011, net of reinsurance										-
Liabilities for loss and LAE, net of reinsurance										$23,152

*	Unaudited required supplemental information

The following table reconciles the incurred and paid claims development to the liability for losses and loss adjustment expenses for the year ended December 31, 2020 (in thousands):

Total incurred losses and loss adjustment expenses, net of reinsurance	$128,495
Total paid losses and loss adjustment expenses, net of reinsurance	(105,343)
Liabilities for loss and LAE, net of reinsurance	23,152
Reinsurance recoverable on losses and LAE	33,941
Loss and loss adjustment expense reserves, gross of reinsurance	$57,093

9. Reinsurance

The Company uses reinsurance contracts to protect itself from losses due to concentration of risk and to manage its operating leverage ratios. Effective May 1, 2017, two quota-share reinsurance agreements were entered into under which 85% of the Company’s premiums and losses related to its renewal business occurring May 1, 2017 through April 30, 2018 were ceded to two unaffiliated reinsurers. Effective May 1, 2018, three quota-share reinsurance agreements were in place whereby 85% of the Company’s premiums and losses related to its second term renewal business occurring May 1, 2018 through April 30, 2019, but not covered by the earlier quota-share agreements, were ceded to three unaffiliated reinsurers. Effective May 1, 2019, four quota-share reinsurance agreements were in place whereby 85% of the Company’s premiums and losses, subject to a loss corridor, related to its new and renewal business occurring May 1, 2019 through April 30, 2020, but not covered by the earlier quota-share agreements, were ceded to four unaffiliated reinsurers. Effective May 1, 2020, four quota-share reinsurance agreements were in place whereby 85% of the Company’s premiums and losses, subject to a loss corridor for one agreement, related to its new and renewal business occurring May 1, 2020 through April 30, 2021, but not covered by the earlier quota-share agreements, were ceded to five unaffiliated reinsurers. In addition, under the reinsurance agreements effective May 1, 2017 and May 1, 2018, LAE is ceded at a fixed rate of 3% of ceded earned premium. Under the reinsurance agreement effective May 1, 2019, LAE is ceded at a fixed rate of 6% of ceded earned premium and will be revalued effective May 1, 2021. Under the reinsurance agreement effective May 1, 2020, LAE is ceded at a fixed rate of 4.75 – 6.0% of ceded earned premium. For the reinsurance agreements effective May 1, 2017 and May 1, 2018, the Company receives a 10.2% ceding commission, sliding based on loss ratios of the ceded business. For the reinsurance agreement effective May 1, 2019, the Company receives a 10.0% ceding commission. For the reinsurance agreement effective May 1, 2020, the Company receives a 10.0 – 11.75% ceding commission, sliding based on loss performance of the ceded business.

In addition, the Company receives revenue from the reinsurers related to the acquisition costs incurred related to the ceded policies. The revenue is based on the number of policies newly ceded to the reinsurers. During the years ended December 31, 2019 and 2020 the Company received $25.2 million and $11.3 million respectively, for acquisition costs from the reinsurers, pursuant to the existing reinsurance agreements. This revenue is recorded in other revenue on the consolidated statements of operations.

The insurance company is not relieved of its primary obligations to policyholders as a result of any reinsurance agreements. The credit risk associated with the Company’s reinsurance contracts is mitigated by using a diverse group of reinsurers and monitoring their financial strength ratings. The reinsurance counterparties and their A.M. Best financial strength rating are as follows: Mapfre Re (A), Cincinnati Insurance Company (A+), Partner Re (A+), Horseshoe Re (not rated), and Topsail Re (not rated). For reinsurance counterparties not rated, adequate levels of collateral are required either in the form of a letter of credit or funded trust account.

The effect of the Company’s reinsurance agreements on premiums, loss and LAE related to the insurance company for the years ended December 31, 2019 and 2020 is as follows (in thousands):

	December 31, 2019
	Premium	Premium	Unearned	Losses and LAE	Loss and LAE
	Written	Earned	Premium	Incurred	Reserves
Direct	$103,280	$102,238	$15,171	$87,359	$52,222
Ceded	(79,678)	(75,608)	(12,904)	(56,736)	(28,837)
Net	$23,602	$26,630	$2,267	$30,623	$23,385

	December 31, 2020
	Premium	Premium	Unearned	Losses and LAE	Loss and LAE
	Written	Earned	Premium	Incurred	Reserves
Direct	$100,611	$99,712	$16,070	$74,943	$57,093
Ceded	(85,504)	(84,740)	($13,668)	(54,010)	(33,941)
Net	$15,107	$14,972	$2,402	$20,933	$23,152

10. Notes Payable, net

The following table summarizes the Company’s debt outstanding, net of issuance costs (in thousands):

	December 31,
	2019	2020
2019 Loan and Security Agreement	25,000	25,000
Subordinated Note Purchase and Security Agreement	-	32,461
Paycheck Protection Program Loan	-	5,880
Principal Amount Due	25,000	63,341
Less: Unamortized debt issuance costs and discounts	(898)	(11,407)
Notes payable, net	$24,102	$51,934

Paycheck Protection Program Loan

In April 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act for approximately $5,900,000. The loan was evidenced by a promissory note and bore interest at 1% with payments deferred for 10 months after the covered period of 24 weeks. Monthly payments of principal and interest of approximately $330,000 would have begun in September 2021 and continued through maturity in April 2022, if required. The loan was subject to partial or full forgiveness if the Company: used all proceeds for eligible purposes; maintained certain employment levels; and maintained certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations and guidance. This loan was repaid in February 2021 and is no longer outstanding (see Note 19).

Subordinated Note Purchase and Security Agreement

In April 2020, the Company entered into a subordinated debt transaction (the “Note Purchase and Security Agreement”) with Hudson Structured Capital Management and an affiliate (collectively, “Hudson”) with borrowings totaling $31.6 million through December 31, 2020 in the aggregate, along with $0.9 million of capitalized payment in kind (“PIK”) interest. The transaction further provided for additional funds up to $15.0 million over time, from Hudson, the timing of which was subject to reinsurance settlement timing. The outstanding principal under the Note Purchase and Security Agreement was due in April 2025 and bore interest at the following rates: 2% per annum payable quarterly in arrears in cash, and a varying interest rate of 9.0% to 11.0% of PIK interest. The PIK interest was based on the aggregate outstanding principal balance as follows: (i) 11.0% if the outstanding balance was less than $5.0 million; (ii) 10.0% if the outstanding balance was greater than or equal to $5.0 million but less than $10.0 million, and (iii) 9.0% if the outstanding balance was greater than or equal to $10.0 million. PIK interest represents contractually deferred interest that is added to the principal balance outstanding and due at maturity. The loan was secured by substantially all assets of the Company. As of December 31, 2020, the outstanding principal and capitalized PIK interest on the Note Purchase and Security Agreement was $32.5 million, along with $0.6 million of accrued PIK interest not subject to capitalization as of such date. This loan was repaid in March 2021 and is no longer outstanding (see Note 19).

As part of the Note Purchase and Security Agreement, the Company issued warrants for up to 8,536,938 of Series E convertible preferred shares, which the Company estimated to have a fair value of $12.5 million at issuance which was recorded as a discount to the debt and is being amortized to interest expense over the term of the debt. These warrants were exercised in February 2021 and are no longer outstanding (see Note 19).

2019 Loan and Security Agreement

In December 2019, the Company entered into a Loan and Security Agreement (the “2019 Loan and Security Agreement”) with a group of lenders for a term loan in the amount of $25.0 million. Minimum payments of interest were due monthly through December 2021. Beginning in January 2022, equal payments of principal would have been due monthly in an amount necessary to fully amortize the loan by June 5, 2024. An end of term payment of $0.6 million was due at maturity or date of any prepayment. At the time of origination, the lender was granted a warrant to purchase Series E convertible preferred stock, estimated to have a fair value of $0.5 million at issuance. The warrants were exercised in February 2021 and are no longer outstanding (see Note 19). The loan was secured by substantially all assets of the Company. The Company was required to obtain the lender’s consent regarding certain dispositions, and changes in business, management, or ownership including mergers and acquisitions, as more fully described in the 2019 Loan Agreement. The balance outstanding net of debt issuance costs for the 2019 Loan Agreement was $24.1 million and $24.3 million as of December 31, 2019 and 2020, respectively.

The loan was able to be prepaid in an amount equal to the outstanding principal, accrued interest, and the end of term fee, plus a prepayment charge of 3% if paid in the first year after the effective date, 2% if paid in the second year after the effective date, or 1% if prepaid after the second year subsequent to the effective date. The following table summarizes the principal amounts due on the Company’s outstanding debt as of December 31, 2020 (in thousands):

Year Ended December 31,	Amount
2021	$1,307
2022	14,573
2023	10,000
2024	5,000
2025	32,461
Thereafter	-
Total minimum principal payments	$63,341

This loan was prepaid in February 2021 and is no longer outstanding (see Note 19).

11. Commitments

The Company leases facilities in San Francisco, California, which is the corporate headquarters, Tempe, Arizona and Boston, Massachusetts, as well as certain equipment. The leases are non-cancellable operating leases that expire on various dates through 2030.

Future minimum lease payments relating to these agreements as of December 31, 2020, are as follows (in thousands):

Year Ended December 31,	Purchase Obligations	Leases	Total
2021	$3,949	$3,276	$7,225
2022	-	3,093	3,093
2023	-	3,181	3,181
2024	-	3,190	3,190
2025	-	2,433	2,433
Thereafter	-	11,186	11,186
Total minimum lease payments	$3,949	$26,359	$30,308

In 2019, the company entered into a new lease for office space in San Francisco, CA. This lease commenced in August 2019 and includes minimum lease payments of approximately $22.6 million in total through March 2030.

The Company moved into the new San Francisco office space in March 2020. The Company exited the prior office space in February 2020 and ceased lease payments at that time in accordance with an executed updated lease agreement. For the years ended December 31, 2019, and 2020, rent expense was approximately $3.2 million, and $2.9 million, respectively, included as part of other operating expenses on the Company’s consolidated statements of operations.

The Company was not a party to any material litigation, regulatory actions, or arbitration other than what is routinely encountered in claims activity and routine regulatory examinations, none of which is expected by the Company to have a materially adverse effect on the Company’s financial position or operations and/or cash flow as of December 31, 2019 and 2020.

12. Convertible Preferred Stock and Common Stock

Series E-1 Conversion to Series D

In April 2020, the Company amended the conversion rights of non-voting convertible Series E-1 preferred stock to provide for conversion on a 1:1 basis into shares of convertible Series D preferred stock. In December 2020, holders of non-voting convertible Series E-1 preferred stock elected to convert 6,197,651 shares into an equivalent number of shares of convertible Series D preferred stock in accordance with the amended convertible Series E-1 preferred stock conversion rights. Upon conversion of the Series E-1 convertible preferred stock to Series D convertible preferred stock, which had an equivalent fair value on the date of conversion, approximately $31.9 million was reclassified within the Company’s consolidated balance sheets for the balances of such classes of shares of convertible preferred stock, based on an original issue price and liquidation preference of $5.1549 per share for both classes of convertible preferred stock.

Authorized, Issued, and Outstanding Shares and Liquidation Preference

The authorized, issued, and outstanding shares of common stock and the authorized, issued, outstanding, and aggregate liquidation preference of the Company’s convertible preferred stock as of December 31, 2019 were as follows (dollars in thousands):

	December 31, 2019
	Number of Shares			Aggregate
		Issued and	Aggregate	Liquidation
Series	Authorized	Outstanding	Balance	Preference
Series A Senior	7,149,996	6,833,329	$4,032	$4,100
Series B Senior	5,716,573	5,716,573	9,949	10,000
Series C Senior	9,163,070	9,084,063	39,613	39,840
Series D Senior	19,076,254	18,627,495	93,727	96,023
Series E Senior	23,486,500	14,561,640	90,468	93,001
Series E-1 Senior (non-voting)	11,238,520	11,238,519	57,933	57,933
Junior Preferred	1,666,667	1,666,667	1,479	1,500
	77,497,580	67,728,286	$297,201	$302,397
Common stock:
Shares	96,000,000	8,730,794
Less shares subject to restriction	-	(417)
Total	96,000,000	8,730,377

The authorized, issued, and outstanding shares of common stock and the authorized, issued, outstanding, and aggregate liquidation preference of the Company’s convertible preferred stock as of December 31, 2020 were as follows (dollars in thousands):

	December 31, 2020
	Number of Shares			Aggregate
		Issued and	Aggregate	Liquidation
Series	Authorized	Outstanding	Balance	Preference
Series A Senior	7,149,996	6,833,329	$4,032	$4,100
Series B Senior	5,716,573	5,716,573	$9,949	$10,000
Series C Senior	9,163,070	9,084,063	$39,613	$39,840
Series D Senior	29,985,545	24,825,146	$125,675	$127,971
Series E Senior	23,486,500	14,561,640	$90,468	$93,001
Series E-1 Senior (non-voting)	11,238,520	5,040,868	$25,985	$25,985
Junior Preferred	1,666,667	1,666,667	$1,479	$1,500
	88,406,871	67,728,286	$297,201	$302,397
Common stock	110,000,000	8,855,395

Convertible Preferred Stock

All convertible preferred stock converted into common stock February 2021 and is no longer outstanding (see Note 19). Significant terms of the outstanding convertible preferred stock series were as follows:

Dividends — Each share of Series A, Series B, Series C, Series D, Series E, and Series E-1 convertible preferred stock (“Senior convertible preferred stock”) was entitled to receive, when and if declared by the Company’s Board of Directors, noncumulative dividends at an annual rate of $0.0480 for Series A convertible preferred stock, $0.1399 for Series B convertible preferred stock, $0.3509 for Series C convertible preferred stock, $0.4124 for Series D convertible preferred stock, $0.5109 for Series E convertible preferred stock, and $0.4124 for Series E-1 convertible preferred stock payable in preference and priority to any distributions made to holders of Junior convertible preferred stock or common stock. After the payment of dividends to holders of Senior convertible preferred stock, the holders of Junior convertible preferred stock were entitled to receive, when and if declared by the Company’s Board of Directors, noncumulative dividends at an annual rate of $0.0720 per share. Additional dividends or distributions would have been distributed among all holders of common stock and convertible preferred stock pro-rata on the number of shares of common stock held by each assuming full conversion of all preferred stock. No dividends could have been paid on the common stock until the dividends on the Senior preferred stock and Junior preferred stock were paid. No dividends have been declared to date.

Voting Rights — Each holder of common stock is entitled to one vote for each share. The holders of each share of Series A convertible preferred Stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, Series E convertible preferred stock, and Junior convertible preferred stock (collectively, the “Voting convertible preferred stock”) were entitled to the number of votes equal to the number of shares of common stock into which such shares could then be converted and have voting rights and powers equal to the voting rights and powers of the common stock. The holders of the Voting convertible preferred stock, voting as a separate class, were entitled to elect three directors to the Company’s Board of Directors. The holders of the Company’s common stock were entitled to elect two directors to the Company’s Board of Directors. The holders of the common stock and Senior convertible preferred stock, voting as a single class of stock, assuming a full conversion, elected all remaining directors of the Company. The Company was prohibited from taking certain material actions unless approved by the holders of 60% of the then outstanding shares of Voting convertible preferred stock. The holders of Series E-1 convertible preferred stock did not have any voting rights.

For so long as any shares of Series E convertible preferred stock remained outstanding (as adjusted for any recapitalization), the Company could not (by amendment, merger, consolidation, or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least 60% of the outstanding shares of the Series E convertible preferred stock (voting together as a single class and on an as-converted basis), have taken any action that altered or changed the rights, preferences, privileges, or powers of the Series E convertible preferred stock in a manner that adversely affects the holders thereof differently than the holders of any other series of convertible preferred stock.

Liquidation — In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Senior convertible preferred stock were entitled to receive, prior and in preference to any distributions of assets to the holders of the Junior convertible preferred stock or the common stock, an amount equal to the sum of any declared but unpaid dividends plus a liquidation preference per share of $0.6000 for Series A convertible preferred stock, $1.7493 for Series B convertible preferred stock, $4.3857 for Series C convertible preferred stock, $5.1549 for Series D convertible preferred stock, $6.3867 for Series E convertible preferred stock, and $5.1549 for Series E-1 convertible preferred stock.

If upon any liquidation, dissolution, or winding up of the Company, the available funds and assets to be distributed to the holders of the Senior convertible preferred stock were insufficient to permit the payment to such stockholders of their full preferential amount, then all of the available funds and assets were to be distributed among the holders of Senior convertible preferred stock pro-rata according to the number of outstanding shares held by each holder thereof.

The Junior convertible preferred stockholders had a preference to common stockholders upon liquidation, dissolution, or winding up of the Company of $0.9000 per share plus any declared but unpaid dividends.

Redemption Rights — No shares of Senior convertible preferred stock, Junior convertible preferred stock, or common stock had redemption rights.

Conversion — The holders of the Senior and Junior convertible preferred stock had the option to convert each share into one share of common stock. The conversion price for the Senior and Junior convertible preferred stock was subject to adjustment to account for certain dilutive issuances including stock splits.

Shares of Senior and Junior convertible preferred stock would have converted automatically into shares of common stock at the conversion price at the time in effect for such Senior and Junior convertible preferred stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, provided that the offering price per share was not less than $10.00 (as may be adjusted for stock splits, recapitalizations, and the like) and the aggregate gross proceeds to the Company were not less than $90.0 million, or (ii) upon the Company’s receipt of the written consent of the holders of at least 60% of the then outstanding shares of Voting convertible preferred stock (voting as a single class and on an as-converted basis) or, if later, the effective date for conversion specified in such requests to the conversion of all then outstanding shares of convertible preferred stock.

Pro-rata Participation and Other Rights — Pursuant to an Investor Rights Agreement between the Company and the holders of convertible preferred stock, “Significant Holders” (those holding more than 1,000,000 shares of convertible preferred stock) had the right to purchase their pro-rata portion of securities offered by the Company in the future, subject to customary exceptions. In the event that a Significant Holder did not purchase its pro-rata share, then the other participating Significant Holders could have elected to purchase the declined pro-rata allocation. The related agreements also contained various rights and obligations such as registration rights, obligations with respect to voting for director or in connection with a change of control, right of first refusal and co-sale rights, and anti-dilution adjustments, including price-based anti-dilution adjustments and adjustments for stock splits, stock dividends, and reclassifications, as more fully described therein.

The terms of all classes of convertible preferred stock included embedded conversion features related to anti-dilution. These conversion option provisions met the “fixed for fixed” and “clearly and closely related” criteria so the feature was not bifurcated from the host. The voting rights of the preferred stockholders provided for share redemption upon the occurrence of an event such as liquidation that was not solely within the control of the issuer. Accordingly, the preferred stock series have been presented as temporary or mezzanine equity in the accompanying consolidated balance sheets.

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock then outstanding.

The Company has adequate authorized but unissued common stock available for outstanding instruments convertible into common stock as of December 31, 2019 and 2020.

Warrants

As of December 31, 2019, the following warrants were issued and outstanding:

					Exercise
Shares		Underlying	Reason	Warrants	Price
Subject to Warrants	Issue Date	Security	for Grant	Outstanding	per Share	Expiration
Series A Preferred	September 7, 2012	Series A Preferred	Financing	316,667	$0.6000	5 years post IPO
Common	July 30, 2015	Common Stock	Services	76,000	$0.8700	July 30, 2020
Series C Preferred	December 14, 2015	Series C Preferred	Financing	79,007	$4.3857	December 14, 2025
Series D Preferred	July 16, 2018	Series D Preferred	Financing	112,500	$5.1549	June 30, 2025
Series D Preferred	December 12, 2018	Series D Preferred	Financing	7,031	$5.1549	December 12, 2025
Series E Preferred	December 5, 2019	Series E Preferred	Financing	341,477	$6.3867	December 31, 2029

As of December 31, 2020, the following warrants were issued and outstanding:

					Exercise
Shares		Underlying	Reason	Warrants	Price
Subject to Warrants	Issue Date	Security	for Grant	Outstanding	per Share	Expiration
Series A Preferred	September 7, 2012	Series A Preferred	Financing	316,667	$0.6000	5 years post IPO
Series C Preferred	December 14, 2015	Series C Preferred	Financing	79,007	$4.3857	December 14, 2025
Series D Preferred	July 16, 2018	Series D Preferred	Financing	112,500	$5.1549	June 30, 2025
Series D Preferred	December 12, 2018	Series D Preferred	Financing	7,031	$5.1549	December 12, 2025
Series E Preferred	December 5, 2019	Series E Preferred	Financing	341,477	$6.3867	December 31, 2029
Series E Preferred	July 29, 2020	Series E Preferred	Financing	8,536,938	$6.3867	July 29, 2030
Series E Preferred	November 16, 2020	Series E Preferred	Other	35,000	$8.7900	November 18, 2025

A discussion of the valuation methodology for the warrants exercisable for convertible preferred stock issued through 2020 is provided in Note 2, Fair Value of Financial Instruments. The value of these warrants at inception has been recorded as debt issuance costs on the loans with which they were issued, which have been accounted for as an adjustment to the effective rate of interest. The periodic adjustments to mark each warrant to fair value are recorded in the accompanying consolidated statements of operations. All warrants were exercised in February 2021 and are no longer outstanding (see Note 19).

13. Stock Option Plan

In 2011, the Company’s Board of Directors adopted the 2011 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of stock options to officers, directors, employees, and consultants of the Company. Options granted under the Plan may be Incentive Stock Options (“ISO”) or Nonstatutory Stock Options (“NSO”) as determined by the Board of Directors at the time of the option grant. Only employees are eligible for the grant of ISOs. Only employees, consultants, and outside directors will be eligible for the grant of NSOs or the award or the sale of shares.

The Board of Directors determines the period over which options become exercisable and options generally vest over a four-year period. However, no option will become exercisable after the expiration of ten years from the date of grant. The term of an ISO granted to a 10% stockholder will not exceed five years from the date of the grant. The exercise price of an ISO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of the grant. The exercise price of an ISO granted to any employee other than 10% stockholder will not be less than 100% of the estimated fair value of the shares on the date of grant.

The exercise price of an NSO granted to a 10% stockholder will not be less than 100% of the estimated fair value of the shares on the date of the grant. The exercise price of an NSO granted to any grantee other than 10% stockholder will not be less than 85% the estimated fair value of the shares on the date of the grant. In the case of options intended to qualify as performance-based compensation, the exercise price will not be less than 100% of the estimated fair value of the shares on the date of the grant.

The Plan allows employees with the ability to “early exercise” stock options (the underlying shares of common stock are referred to as “restricted stock units” or “RSUs”). Early exercise allows employees to exercise a stock option into an RSU and remit cash consideration or a recourse note to the Company for the exercise price in exchange for the RSU but before the requisite service is provided (e.g., before the award is vested). Although on early exercise the employee is deemed to own the resulting shares for tax and legal purposes, the employee has exercised the stock option award before the employee actually vests in the award under its original terms. The RSU received by the employee contains a repurchase provision contingent on the employee’s termination prior to vesting. The repurchase price is the original exercise price. Consequently, the early exercise is not considered to be a substantive exercise for accounting purposes, and, therefore, the payment received by the employer for the exercise price is initially recognized as a liability and the shares are not deemed to be “outstanding” for accounting reporting purposes. As the RSU vests, the liability and underlying shares are reclassified from a liability to equity.

Pursuant to the Plan, the Company had reserved 14,177,581 shares of common stock for issuance as of December 31, 2019 and 2020. There were 2,485,921 and 2,011,981 shares of common stock available for future issuance as of December 31, 2019 and 2020, respectively.

The Company uses the Black-Scholes option pricing model to estimate the fair value of each option grant on the date of grant or modification. The Company amortizes the estimated fair value to stock compensation expense using the straight-line method over the vesting period of the option. The following is a description of the significant assumptions used in the option pricing model:

●	Expected term — The expected term is the period of time when granted options are expected to be outstanding. In determining the expected term of options, the Company utilized the midpoint between the vesting date and contractual expiration date.

●	Volatility — Because the Company’s stock is not traded in an active market, the Company calculates volatility by using the historical stock prices of comparable public companies.

●	Risk-free interest rate — The Company bases the risk-free interest rate used in the Black-Scholes option valuation model on the rate of treasury securities with the same term as the options.

●	Forfeiture rate — The weighted average forfeiture rate of unvested options.

●	Expected dividends — The Company does not have plans to pay cash dividends in the future. Therefore, the Company uses an expected dividend yield of zero in the Black-Scholes option valuation model.

The following assumptions were used to estimate the value of options granted during the years ended December 31, 2019 and 2020:

	Years ended December 31,
	2019	2020
Forfeiture rate	15.77% - 19.76%	19.62% - 25.76%
Volatility	45.00%	47.00% - 62.00%
Expected term (years)	6.02-6.08	4.95 - 7.00
Risk-free interest rate	1.39% - 2.49%	0.26% - 1.73%
Expected dividends	-	-

The following table summarizes the activity of the Company’s stock option plan:

			Weighted-
		Weighted-	Average	Aggregate
	Stock	Average	Remaining	Intrinsic
	Number of	Exercise	Contractual	Value
	Options	Price	Term (Years)	(in thousands)
Outstanding as of December 31, 2018	5,697,328
Options granted	2,300,450	$3.00
Options exercised	(797,961)	$1.72
Options cancelled or expired and returned to plan	(1,703,118)	$2.39
Outstanding as of December 31, 2019	5,496,699	$2.38	7.97	$6,642
Options granted	3,285,266	$3.18
Options exercised	(125,018)	$1.94
Options cancelled or expired and returned to plan	(2,816,326)	$2.77
Outstanding as of December 31, 2020	5,840,621	$2.65	8.10	$70,192
Vested and expected to vest as of December 31, 2019	4,690,842	$2.32	7.99	$5,968
Vested and exercisable as of December 31, 2019	5,496,669	$2.38	7.96	$6,403
Vested and expected to vest as of December 31, 2020	4,443,952	$2.49	7.55	$52,705
Vested and exercisable as of December 31, 2020	2,161,405	$2.03	6.38	$27,324

The fair value of stock options granted are recognized as compensation expense in the consolidated statements of operations over the related vesting periods. The weighted-average grant date fair value per share of stock options granted during the years ended December 31, 2019 and 2020 was $3.00 and $3.18, respectively. As of December 31, 2019 and 2020, there was approximately $2.8 million and $3.3 million of unrecognized stock-based compensation cost related to stock options granted under the Plan, respectively, which is expected to be recognized over an average period of 2.62 years and 2.83 years, respectively.

Awards with performance conditions and no service conditions are expensed when the performance condition is deemed probable of being achieved and is based on the fair value of the award at that time. As of December 31, 2020, the Company had granted 550,000 options with performance conditions. These options have no required service period. As of December 31, 2020, the performance conditions were not deemed probably of being met and therefore no corresponding stock-based compensation expense was recorded.

The contingent obligation related to RSUs as of December 31, 2019, and 2020 was $1,000, and $0, respectively.

The following table illustrates stock-based compensation expense for employee and nonemployee options for the years ended December 31, 2019 and 2020 (in thousands).

	Years Ended December 31, 2020
	2019	2020
Cost of revenues	$56	$104
Research and development	525	714
Sales and marketing	115	44
Other operating expenses	731	595
Total stock-based compensation	$1,427	$1,457

The amounts capitalized as part of website and software development costs for the years ended December 31, 2019 and 2020 was $0.4 million and $0.5 million, respectively.

14. 401(k)

The Company has a 401(k) retirement plan that covers all employees who have met certain eligibility requirements. The 401(k) plan provides for voluntary contributions by employees of up to 90% of their eligible compensation, subject to the maximum allowed by law. The Company is not required to make contributions to the plan but can make discretionary contributions. The Company did not make any contributions to the plan during the years ended December 31, 2019 or 2020.

15. Income Taxes

The components of the Company’s federal income tax expense (benefit) are as follows:

	As of December 31,
	2019	2020
Current	$-	$-
Deferred	37	(84)
Income tax expense (benefit)	$37	$(84)

The following table presents a reconciliation of the tax expense (benefit) based on the statutory rate to the Company’s actual tax expense (benefit) in the consolidated statements of operations:

	As of December 31,
	2019	2020
Statutory tax expense (benefit)	$(12,001)	$(25,241)
Warrants - mark to market	19	14,552
Research and development	(1,530)	(1,170)
Change in valuation allowance	13,488	11,435
Other, net	61	340
Income tax expense (benefit)	$37	$(84)

The effective income tax rate differs from the statutory federal rate, primarily due to non-deductible warrants and valuation allowance.

The following table summarizes information regarding the Company’s net deferred tax assets and the valuation allowance (in thousands):

	As of December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$61,824	$73,364
Tax credit forwards	3,704	4,780
Unearned premium reserves	97	103
Discounting of unpaid losses	155	167
Stock compensation	395	501
Other	-	1,048
Total deferred tax assets	66,175	79,963
Deferred tax liabilities:
Depreciation & Amortization	(3,914)	(3,691)
Other	(185)	-
Total deferred tax liabilities	(4,099)	(3,691)
Net deferred tax assets	62,076	76,272
Less valuation allowance	(62,160)	(76,272)
Balance end of year	$(84)	$-

Realization of deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. The Company is also in a cumulative loss position. Accordingly, net deferred tax assets have been fully offset by a valuation allowance.

As of December 31, 2020, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $279 million and $258 million, respectively. As of December 31, 2019, the Company had federal and state net operating loss carryforwards of approximately $236 million and $217 million, respectively. Of the Company’s NOLs, $142 million of federal losses will begin to expire in the years 2031 through 2040 and $137 million of losses can be carried forward indefinitely. State NOL’s have varying expiration periods, beginning from 2027 to 2038.

As of December 31, 2020, the company had federal and state research and development tax credit carryforwards of approximately $4 million and $3 million, respectively. As of December 31, 2019, the company had federal and state research and development tax credit carryforwards of approximately $3 million and $2 million, respectively. The federal tax credit carryforwards expire at various dates beginning in 2033 if not utilized. The state tax credit carryforwards do not expire.

In October 2016, the Company underwent a change of control under Section 382 of the Internal Revenue Code by the purchase of interest by additional investors. The company is not expected to lose any deferred tax assets as a result of these limitations. The Company may experience ownership changes in the future as a result of subsequent shifts in its stock ownership.

Uncertain Tax Positions

The following is a reconciliation of the beginning and ending amount of the Company’s total gross unrecognized tax benefit liabilities (in thousands):

	Year Ended December 31,
	2019	2020
Gross unrecognized tax benefit, beginning of the year	$854	$1,364
Increases related to tax positions taken during current year	510	390
Gross unrecognized tax benefit, ending balance	$1,364	$1,754

As of December 31, 2020, all unrecognized tax benefits, if realized, would be subject to a full valuation allowance and, and would not affect the Company’s tax rate.

The Company does not anticipate that the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.

A number of the Company’s tax returns remain subject to examination by taxing authorities. These include U.S. federal returns and returns for certain states for 2011 and later years.

The Company is not currently under examination by income tax authorities in any federal or state jurisdictions.

16. Segment and Geographic Information

The Company operates in the following two reportable segments, which are the same as its operating segments:

-	Insurance Services. Providing insurance policies for automobile owners

-	Enterprise Business Solutions. Providing access to its developed technology under SaaS arrangements along with professional services to third party customers.

Operating segments are based upon the nature of the Company’s business and how its business is managed. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer. The CODM uses the Company’s operating segment financial information to evaluate segment performance and to allocate resources. The CODM does not evaluate the performance of the Company’s assets on a segment basis for internal management reporting and, therefore, such information is not presented.

Contribution is used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Segment contribution is segment revenue less the related costs of revenue and sales and marketing expenses. It excludes certain operating expenses that are not allocated to segments because they are separately managed at the consolidated corporate level. These unallocated costs include stock-based compensation expense, research and development expenses, and general and administrative expenses such as legal and accounting.

The total assets of Insurance services and Enterprise business solutions segments are $196.1 million and $6.1 million respectively. The consolidated total assets of Operating segments are $202.2 million.

The following table summarizes the operating results of the Company’s reportable segments (in thousands):

	Years Ended December 31,
	2019	2020

Revenue:
Insurance services	$51,955	$29,395
Enterprise business solutions	800	5,669
Total revenue	$52,755	$35,064

Contribution:
Insurance services	$1,545	$11,914
Enterprise business solutions	(2,817)	(563)
Total contribution	$(1,272)	$11,351

The following table provides a reconciliation of the Company’s total reportable segments’ contribution to its total loss from operations (in thousands):

	Years Ended December 31,
	2019	2020

Total segment contribution	$(1,272)	$11,351
Ceded premium, losses and LAE	(7,304)	15,443
Other income	1,849	2,421
Policy services expenses and other	2,100	2,676
Sales, marketing, and other acquisition costs	23,553	5,029
Research and development	5,839	2,433
Amortization of capitalized software	10,648	11,188
Other operating expenses	18,896	16,981
Loss from operations	$(56,853)	$(44,820)

Geographical Breakdown of Direct Earned Premiums

Direct earned premium by state is as follows (in thousands):

	Years Ended December 31,
	2019	2020
California	$59,287	$58,276
Washington	10,765	11,391
New Jersey	10,353	9,155
Oregon	8,066	7,232
Illinois	5,168	4,474
Arizona	3,304	4,527
Pennsylvania	3,418	2,932
Virginia	1,877	1,725
Total premiums earned	$102,238	$99,712

During the years ended December 31, 2019 and 2020, the Company recognized $0.8 million, and $5.7 million of revenue earned from customers outside the United States, respectively. Long-lived assets are all held in the U.S. For the years ended December 31, 2019 and 2020, substantially all of the Company’s revenue was earned from customers residing in the United States.

17. Related-Party Transactions

In August 2014, the Company loaned the Chief Executive Officer (“CEO”) $0.4 million with interest at 3.09% and adjusted to 1.5% in April 2020, which was used to early exercise stock options issued to the CEO and was due at the earlier of one year after termination of employment, upon an Initial Public Offering or change in control, or ten years from the date issued. The loan was full recourse, and also collateralized by the underlying common shares. For accounting under GAAP, the note receivable is presented as contra-equity in the accompanying consolidated balance sheets. This loan was paid in full in February 2021 and is no longer outstanding (see Note 19).

In March 2018, the Company entered into an agreement with a third party under which the Company developed proprietary software solutions and provides access to and use of such software solutions and related services. In July 2018, the third party became an investor of the Company as part of the Series E convertible preferred stock Financing. During the years ended December 31, 2019 and 2020, the Company recognized $0.8 million and $5.7 million of revenue from the investor, respectively. The Company had no outstanding accounts receivable balances from the investor as of December 31, 2019 and 2020. The Company continues to enter into contracts with the investor related to the Company’s Enterprise business solutions (see Note 16, Segment and Geographic Information).

An executive of Hudson, who the Company entered into a Note Purchase and Security Agreement with in 2020 (see Note 10, Notes Payable, net), is on the Company’s Board of Directors. This loan was repaid in March 2021 and is no longer outstanding (see Note 19).

18. Statutory Financial Information

The Insurance Company is subject to regulation and supervision in each of the jurisdictions where it is domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to stockholders, periodic examinations, and annual and other report filings. Such regulation is generally for the protection of the policyholders rather than stockholders. The NAIC uses risk-based capital standards for property and casualty insurers as a means of monitoring the financial strength of insurance companies.

The Company maintained statutory capital and surplus and had statutory net loss as of and for the years ended December 31, 2019 and 2020 as follows (in thousands):

	Years Ended December 31
	2019	2020
Statutory capital and surplus	$25,076	$22,453
Statutory net loss	$(3,595)	$(2,078)

The policyholder’s surplus of the Insurance Company as of December 31, 2020 included capital contributions from Metromile of $18.6 million.

Dividend payments are restricted by the laws of the State of Delaware. The maximum amount that can be paid without prior notice or approval is the greater of 10% of surplus as regards policyholders as of the preceding December 31 or net income not including realized capital gains for the twelve-month period ending the preceding December 31. Because the Company has an unassigned deficit at December 31, 2019 and 2020, the Company’s dividend policy is governed by Section 5005(B) of the Delaware insurance code whereby a domestic insurer may not declare or pay a dividend or other distribution from any source other than earned surplus without the commissioner’s prior approval. The Insurance Company paid no dividends to the Company in 2019 or 2020.

The Insurance Company is subject to certain risk-based capital (“RBC”) requirements as specified by the National Association of Insurance Commissioners (“NAIC”). Under these requirements, the amount of capital and surplus maintained by an insurance company is to be determined based on the various risk factors related to it. As of December 31, 2019 and 2020, the Insurance Company’s capital and policyholders’ surplus exceeded the minimum RBC requirements.

19. Subsequent Events

In January 2021, the Company received additional loan proceeds of $2.0 million related to the Note Purchase and Security Agreement (see Note 10) with Hudson. In March 2021, the Company repaid its outstanding obligations on this loan in the amount of $37.0 million.

In February 2021, the Company completed a business combination (“Merger”) with INSU Acquisition Corp. II (“INSU”), where the Company merged with the subsidiary INSU, with Metromile surviving the merger as a wholly owned subsidiary of INSU. In connection with the transaction, the Company repaid its outstanding obligations on Paycheck Protection Program Loan and 2019 Loan (see Note 10) in the amount of $5.9 million and $26.5 million respectively.

In February 2021, Metromile Insurance Company entered into a settlement agreement with Horseshoe Re Limited (“Horseshoe”) to commute the reinsurance agreements between the two parties with effective dates beginning May 1, 2017, May 1, 2018, and May 1, 2019. Pursuant to the settlement, Metromile Insurance Company paid approximately $9 million, net, for commutation of the underlying agreements.

In February 2021, the loan to the CEO was repaid in full, including interest using shares of common stock.

In February 2021, a performance-based stock option award with the CEO was amended such that the performance condition was met upon consummation of the Merger.